Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE is made and entered into this 12th day  of February, 2008, by and between Kesef, LLC (the “Landlord”) and CoBiz Financial Inc., f/k/a Colorado Business Bankshares, Inc. (the “Tenant”).

Recitals

A.            The parties entered into an Office Lease dated September 1, 2001, as amended by the First Amendment to Lease dated October 19, 2001 (collectively, the “Lease”) wherein the Tenant leases 56,671 rentable square feet of office space, as more particularly defined in the Lease, at the real property commonly known and numbered as 821 17th Street, Denver, Colorado (hereinafter referred to as the “Original Premises”).

B.            The expiration date of the Lease is May 31, 2011.

C.            Pursuant to Article 34 of the Lease, the Tenant has the option to lease additional space in the building that becomes available.  By execution of this Agreement, the Tenant hereby exercises its option to lease the 6th floor of the building.

D.            The Landlord and the Tenant are desirous of amending the Lease to provide for an extension of the lease term, an expansion of the Original Premises, and other changes described herein on the following terms and conditions.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of  which are mutually acknowledged, the parties agree as follows:

1.             Lease of Additional Space.  In consideration of the payment of the rent hereinafter provided, and the keeping and performance of each of the covenants and agreements of the Tenant, hereinafter set forth, Landlord has and does hereby lease unto the Tenant the additional space located on the 6th floor of the building consisting of 10,608 rentable square feet (the “Expanded Premises”) for a total of 67,279 rentable square feet.  The lease of the Expanded Premises shall commence upon the vacation of the current tenant (Icenogle, Norton, Smith, Blieszner & Gilida, PC) which shall be no later than June 1, 2008.  The Landlord shall deliver thirty (30) days prior written notice to the Tenant of the vacation of the current tenant.  In this Agreement, the term “Premises” shall mean the Original Premises and the Expanded Premises.

2.             Delivery of the Expanded Premises. The Landlord shall deliver and the Tenant shall accept the Expanded Premises in its “AS IS WHERE IS” condition and without any express or implied warranty and without any representation as to physical condition or suitability of the Tenant’s intended use.

3.             Extended Term.  The Lease shall be extended for an additional term of five (5) years (the “Extended Term) expiring on May 31, 2016 (the “Expiration Date”).  Upon delivery of possession of the Expanded Premises to Tenant, the first sentence in Article 1, paragraph G shall be deemed superseded and Tenant shall pay monthly Base Rent as follows:

Upon possession – 5/31/09	$131,754.75 per month
6/1/09 – 5/31/10	$134,558.00 per month
6/1/10 – 5/31/11	$137,361.33 per month
6/1/11 – 5/31/12	$140,164.58 per month
6/1/12 – 5/31/13	$142,967.92 per month
6/1/13 – 5/31/14	$145,771.17 per month
6/1/14 – 5/31/15	$148,574.50 per month
6/1/15 – 5/31/16	$151,377.75 per month

Notwithstanding anything herein to the contrary, in the event that the Expanded Premises is delivered to Tenant on any day of the month other than the first day of the month, the monthly Base Rent shall be pro-rated accordingly.

4.             Tenant’s Share Adjustment.  Article 1, Paragraph F shall be amended to reflect that the Tenant’s Share shall be deemed to be sixty-three and 33/100 percent (63.33%), subject to Articles 3 and 30.

5.             Additional Rent Adjustment.  Article 1, Paragraph H shall be amended to reflect that the Tenant shall pay Tenant’s Share of Taxes and Expenses in excess of $7.61 per rentable square foot, as further described in Article 3.

6.             Option to Renew.  Article 33 of the Lease shall be amended to reflect that  the option to renew shall be exercised by the Tenant no earlier than 450 days and no later than 365 days prior to the expiration of the Extended Term. All other terms and conditions of Article 33 shall remain unchanged.

7.             Availability of Additional Rental Space.  Article 34 of the Lease shall be deleted in its entirety and replaced with the following paragraph:

During the term of this Lease, provided that Tenant has not been in default of this Lease, in the event that any additional space in the Building becomes available due to (i) a tenant moving out or (ii) such lease being terminated or having expired (the “Available Space”), Landlord shall provide Tenant with written notice of the same and Tenant shall have thirty (30) days in which to exercise this option by delivering written notice to Landlord, failing which this option to expand for the Available Space which was offered shall automatically terminate and Landlord shall be able to lease the offered Available Space on terms acceptable to the Landlord in the Landlord’s sole and absolute discretion.  The amount of minimum rent to be paid for the Available Space shall be at the same rate per square foot currently being paid by the Tenant for the existing Premises at the time of possession of the additional space.  Notwithstanding anything herein to the contrary, Tenant shall not be allowed to exercise the rights contained in this paragraph if Tenant is  in the last year of the Extended Term unless Tenant exercises its option to renew; and

provided further, if Tenant has exercised its option to renew and is in the last year of the option period, Tenant shall be required to extend the term of this Lease at then prevailing market rates as a condition of exercising the rights contained in this paragraph.

8.             Incorporation of Lease Provisions.  All of the terms and conditions of the Lease which have not been modified in this Agreement shall apply to the Lease of the Conference Rooms with the same force and effect as if set forth herein in full.  All capitalized terms shall have the meaning set forth in the Lease unless separately defined in this Agreement.  If any portion of this Agreement is in conflict with the terms and conditions of the Lease, the terms and conditions of this Agreement shall control.

LANDLORD:

KESEF, LLC, a Colorado
limited liability company

By:	/s/ Evan Makovsky
Evan Makovsky, Manager

TENANT:

COBIZ FINANCIAL INC., f/k/a Colorado
Business Bankshares, Inc.

By:	/s/ Richard Dalton
Richard Dalton, President